Exhibit 99.1

FHLBank Topeka CFO Departing for FHLBank Des Moines

Wil Osborn, chief financial officer, announced his intention to leave FHLBank Topeka on July 10, 2020. He will join FHLBank Des Moines as their chief business officer.

Osborn joined the Bank in May 2006 as director of Product Profitability and Pricing. He was promoted to director of Banking Strategies and first vice president in 2008 and senior vice president and chief financial officer in 2010.

“Wil has made a big impact at FHLBank Topeka and the FHLBank System in his 14-year tenure,” said Mark Yardley, president and CEO. “Congratulations to Wil on his new position with FHLBank Des Moines. We are sorry to see him leave our FHLBank but are pleased we can still work with him at our sister FHLBank.”

FHLBank Topeka plans to launch a nationwide search for a replacement CFO. We will keep you apprised of future developments.